EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2021 Results, Raises 2021 EBITDA Guidance and Provides 2022 Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the third quarter of 2021.
RECENT HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $1.1 billion and $3.5 billion for the three and nine months ended September 30, 2021, respectively. Distributable Cash Flow1 of approximately $390 million and $1.48 billion for the three and nine months ended September 30, 2021, respectively, an increase of approximately 45% over the nine months ended September 30, 2020. Net loss2 of approximately $1.1 billion and $1.0 billion for the three and nine months ended September 30, 2021, respectively.
•Raising full year 2021 Consolidated Adjusted EBITDA1 guidance to $4.6 - $5.0 billion and reconfirming full year 2021 Distributable Cash Flow1 guidance of $1.8 - $2.1 billion.
•Introducing full year 2022 Consolidated Adjusted EBITDA1 guidance of $5.8 - $6.3 billion and full year 2022 Distributable Cash Flow1 guidance of $3.1 - $3.6 billion.
•In September 2021, our Board of Directors approved a comprehensive long-term capital allocation plan designed to achieve an investment grade balance sheet, return significant capital to shareholders over time, and enable investment in accretive growth. The plan includes (i) debt repayment of approximately $1.0 billion annually through 2024 until consolidated investment grade credit metrics are met, (ii) the initiation of a quarterly dividend, with an initial dividend of $0.33 per share for the third quarter of 2021, payable November 17, 2021, and (iii) a new three-year, $1.0 billion share repurchase program, inclusive of any amounts remaining under the previous authorization as of September 30, 2021, effective October 1, 2021.
•During the nine months ended September 30, 2021, in line with our capital allocation plan, we repaid $750 million of consolidated indebtedness and repurchased an aggregate of 77,100 shares of our common stock for approximately $6 million.
•In October 2021, Cheniere Marketing LLC, (“Cheniere Marketing”) entered into a new long-term LNG sale and purchase agreement (“SPA”) with ENN LNG (Singapore) Pte Ltd (“ENN LNG”), under which ENN LNG has agreed to purchase approximately 0.9 million tonnes per annum of LNG from Cheniere Marketing on a free-on-board basis for a term of approximately 13 years beginning in July 2022.
•In October 2021, Cheniere Marketing entered into a new long-term LNG SPA with a subsidiary of Glencore plc (“Glencore”), under which Glencore has agreed to purchase approximately 0.8 million tonnes per annum of LNG from Cheniere Marketing on a free-on-board basis for a term of approximately 13 years beginning in April 2023.
•In September 2021, feed gas was introduced to Train 6 of the SPL Project (defined below) as part of the commissioning process. Train 6 is expected to reach substantial completion in the first quarter of 2022.
•In August 2021, we announced the publication of our peer-reviewed, LNG life cycle assessment (“LCA”) study, which is the first of its kind and allows for the improved assessment of greenhouse gas (“GHG”) emissions throughout the LNG value chain. The study is published in the American Chemical Society Sustainable Chemistry & Engineering Journal.
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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.

CEO COMMENT
“Our strong third quarter results are the product of our operational excellence as well as the continued strength in the global LNG market,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “As we look ahead to 2022, we look forward to substantial completion on Train 6 at Sabine Pass in the first quarter, approximately a year ahead of the guaranteed completion schedule, fully realizing our original 9-train vision, and expanding on that platform with a positive FID on Corpus Christi Stage 3.”
“Our 2022 guidance ranges are driven by Train 6 commencing in the first quarter and sustained higher margins available in the market. We look forward to reinforcing our reputation for operational excellence and delivering results within the guidance ranges next year.”
“We have recently executed two new long-term SPAs with ENN and Glencore. These transactions showcase the global demand for securing flexible, reliable LNG supply for the long term as well as Cheniere’s role as a leading global LNG supplier. Strength in the LNG market, coupled with Cheniere’s commercial momentum, supports our confidence in a Stage 3 FID in 2022.”
2021 REVISED FULL YEAR FINANCIAL GUIDANCE

(in billions)	2021 Previous			2021 Revised
Consolidated Adjusted EBITDA[1]	$4.6	-	$4.9	$4.6	-	$5.0
Distributable Cash Flow[1]	$1.8	-	$2.1	$1.8	-	$2.1
2022 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2022
Consolidated Adjusted EBITDA[1]	$5.8	-	$6.3
Distributable Cash Flow[1]	$3.1	-	$3.6
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Revenues	$3,200	$1,460	119%	$9,307	$6,571	42%
Net income (loss)[2]	$(1,084)	$(463)	(134)%	$(1,020)	$109	nm
Consolidated Adjusted EBITDA[1]	$1,053	$477	121%	$3,528	$2,909	21%
LNG exported:
Number of cargoes	141	55	156%	413	261	58%
Volumes (TBtu)	500	193	159%	1,476	920	60%
LNG volumes loaded (TBtu)	500	187	167%	1,475	920	60%
Net income decreased $621 million and $1.1 billion for the three and nine months ended September 30, 2021, respectively, as compared to the corresponding 2020 periods, primarily due to an increase in derivative losses from changes in fair value and settlements of $3.4 billion and $4.5 billion (pre-tax and excluding the impact of non-controlling interests). This impact was partially offset by increased volume and revenue per MMBtu of LNG as well as an income tax benefit generated by the pre-tax derivative losses in our earnings, and the proportion of such earnings attributable to non-controlling interests, during the three and nine months ended September 30, 2021, respectively.
Substantially all after-tax derivative losses relate to the use of commodity derivative instruments, principally those indexed to international LNG prices. While operationally we seek to eliminate commodity risk by utilizing derivatives to mitigate price volatility for commodities procured or sold over a period of time, as a result of the significant appreciation in forward international LNG commodity curves during the three and nine months ended September 30, 2021, we incurred $3.2 billion and $4.0 billion, respectively, of non-cash changes in fair value attributed to positions indexed to such prices (pre-tax and excluding the impact of non-controlling interest), primarily related to our Integrated Production Marketing (“IPM”) agreements, as well as certain physical and financial derivatives to hedge exposure to commodity markets in which we have contractual agreements to purchase or sell physical LNG. Our IPM agreements are structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period.
Consolidated Adjusted EBITDA increased $576 million, or 121%, and $619 million, or 21%, during the three and nine months ended September 30, 2021, respectively, as compared to the comparable 2020 periods, due primarily to increased volume and margin per MMBtu of LNG delivered.
During the three and nine months ended September 30, 2020, we recognized $171 million and $932 million, respectively, in LNG revenues associated with cancelled LNG cargoes, of which $47 million would have been recognized subsequent to September 30, 2020 had the cargoes been lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended September 30, 2020 excluded $458 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers. We did not have any such revenue timing impacts during the three months ended September 30, 2021. LNG revenues during the nine months ended September 30, 2021 exclude $38 million that would have been recognized during the period if the cargoes were lifted pursuant to the delivery schedules with the customers.
Share-based compensation expenses included in income totaled $28 million and $91 million for the three and nine months ended September 30, 2021, respectively, compared to $27 million and $84 million for the three and nine months ended September 30, 2020, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners (NYSE American: CQP) as of September 30, 2021 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of September 30, 2021, our total consolidated liquidity position was over $6 billion. We had cash and cash equivalents of $2.2 billion on a consolidated basis, of which $1.7 billion was held by Cheniere Partners. In addition, we had current restricted cash of $419 million, $1.25 billion of available commitments under our Revolving Credit Facility, $840 million of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $804 million of available commitments under the SPL Working Capital Facility.
Key Financial Transactions and Updates
In October 2021, we amended and restated our $1.25 billion Revolving Credit Facility (“Cheniere Revolving Credit Facility”) with 23 financial institutions. The amendment extended the maturity through October 2026, reduced the interest rate and commitment fees, which can be further reduced based on our credit ratings and may be positively or negatively adjusted up to 5 basis points on the interest rate and up to one basis point on the commitment fees based on the achievement of defined ESG milestones, and makes certain other changes to the terms and conditions of the existing revolving credit facility. Borrowings under the Cheniere Revolving Credit Facility will initially bear interest at a rate of London Interbank Offered Rate (LIBOR) plus 162.5 basis points per annum.

In September 2021, Cheniere Partners issued $1.2 billion of 3.25% Senior Notes due 2032 (the “2032 CQP Senior Notes”). Net proceeds from the 2032 CQP Senior Notes were used to redeem a portion of the outstanding $1.1 billion aggregate principal amount of the 5.625% Senior Notes due 2026 (the “2026 CQP Senior Notes”) in September 2021 pursuant to a tender offer and consent solicitation. In October 2021, the remaining net proceeds from the 2032 CQP Senior Notes were used to redeem the remaining outstanding aggregate principal amount of the 2026 CQP Senior Notes and, together with cash on hand, redeem $318 million of the 6.25% Senior Secured Notes due 2022 (the “2022 SPL Senior Notes”).

In August 2021, CCH issued $750 million of fully amortizing 2.742% Senior Secured Notes due 2039 (the “2.742% CCH Senior Secured Notes”). Net proceeds from the 2.742% CCH Senior Secured Notes were used to prepay a portion of the principal amount outstanding under CCH’s amended and restated credit facility due 2024.

During 2021, SPL entered into a series of note purchase agreements for the sale of approximately $482 million aggregate principal amount of Senior Secured Notes due 2037, on a private placement basis (the “2037 SPL Private Placement Senior Secured Notes”). The 2037 SPL Private Placement Senior Secured Notes are expected to be issued in the fourth quarter of 2021, subject to customary closing conditions, and the net proceeds will be used to redeem a portion of the 2022 SPL Senior Notes. The 2037 SPL Private Placement Senior Secured Notes will be fully amortizing, with a weighted average life of over 10 years and a weighted average interest rate of 3.07%.
LIQUEFACTION PROJECTS UPDATE
As of October 31, 2021, over 1,800 cumulative LNG cargoes totaling over 135 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Construction Progress as of September 30, 2021

SPL Project
Train 6
Project Status	Commissioning
Project Completion Percentage	97.1% (1)
Expected Substantial Completion	1Q 2022
(1) Engineering 100.0% complete, procurement 100.0% complete, and construction 92.9% complete
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are commissioning one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”). Train 6 is expected to reach substantial completion in the first quarter of 2022.
CCL Project
We operate three Trains for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing. We expect Corpus Christi Stage 3 to reach Final Investment Decision in 2022.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter 2021 on Thursday, November 4, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or commissioning. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, and share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
During the three and nine months ended September 30, 2021, we exported 500 TBtu and 1,476 TBtu of LNG, respectively, from our liquefaction projects. 34 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2021, none of which related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2021:

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	500	—	1,447	28
Volumes loaded during the prior period but recognized during the current period	23	—	26	3
Less: volumes loaded during the current period and in transit at the end of the period	(34)	—	(34)	—
Total volumes recognized in the current period	489	—	1,439	31
In addition, during the three and nine months ended September 30, 2021, we recognized the financial impact of 10 TBtu and 38 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
CARGO CANCELLATION REVENUE SUMMARY
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for the three and nine months ended September 30, 2021 (in millions):

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Total revenues	$3,200	$9,307
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	—	38
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	—	—
Total revenues excluding the timing impact of cargo cancellations	$3,200	$9,345

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
LNG revenues	$3,078	$1,373	$8,990	$6,236
Regasification revenues	68	67	202	202
Other revenues	54	20	115	133
Total revenues	3,200	1,460	9,307	6,571

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	4,868	768	8,408	2,295
Operating and maintenance expense	350	317	1,057	988
Development expense	2	—	5	5
Selling, general and administrative expense	70	70	224	224
Depreciation and amortization expense	259	233	753	699
Impairment expense and loss on disposal of assets	1	—	—	5
Total operating costs and expenses	5,550	1,388	10,447	4,216

Income (loss) from operations	(2,350)	72	(1,140)	2,355

Other expense
Interest expense, net of capitalized interest	(364)	(355)	(1,088)	(1,174)
Loss on modification or extinguishment of debt	(36)	(171)	(95)	(215)
Interest rate derivative loss, net	(2)	—	(3)	(233)
Other expense, net	(24)	(129)	(14)	(115)
Total other expense	(426)	(655)	(1,200)	(1,737)

Income (loss) before income taxes and non-controlling interest	(2,776)	(583)	(2,340)	618
Less: income tax provision (benefit)	(1,860)	(75)	(1,864)	119
Net income (loss)	(916)	(508)	(476)	499
Less: net income (loss) attributable to non-controlling interest	168	(45)	544	390
Net income (loss) attributable to common stockholders	$(1,084)	$(463)	$(1,020)	$109

Net income (loss) per share attributable to common stockholders—basic and diluted	$(4.27)	$(1.84)	$(4.03)	$0.43

Weighted average number of common shares outstanding—basic	253.6	252.2	253.3	252.5
Weighted average number of common shares outstanding—diluted	253.6	252.2	253.3	253.2

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $2.4 and $2.8 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and nine months ended September 30, 2021, respectively, as compared to $0.1 billion and ($0.4) billion in the corresponding 2020 periods.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,203	$1,628
Restricted cash	419	449
Accounts and other receivables, net of current expected credit losses	983	647
Inventory	471	292
Current derivative assets	266	32
Margin deposits	336	25
Other current assets	185	96
Total current assets	4,863	3,169

Property, plant and equipment, net of accumulated depreciation	30,318	30,421
Operating lease assets	2,064	759
Derivative assets	71	376
Goodwill	77	77
Deferred tax assets	2,361	489
Other non-current assets, net	425	406
Total assets	$40,179	$35,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$73	$35
Accrued liabilities	1,787	1,175
Current debt, net of discount and debt issuance costs	1,047	372
Deferred revenue	187	138
Current operating lease liabilities	458	161
Current derivative liabilities	1,979	313
Other current liabilities	129	2
Total current liabilities	5,660	2,196

Long-term debt, net of premium, discount and debt issuance costs	29,481	30,471
Operating lease liabilities	1,590	597
Finance lease liabilities	57	57
Derivative liabilities	2,158	151
Other non-current liabilities	20	7

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized; 275.1 million shares and 273.1 million shares issued at September 30, 2021 and December 31, 2020, respectively	1	1
Treasury stock: 21.6 million shares and 20.8 million shares at September 30, 2021 and December 31, 2020, respectively, at cost	(924)	(872)
Additional paid-in-capital	4,364	4,273
Accumulated deficit	(4,698)	(3,593)
Total stockholders' deficit	(1,257)	(191)
Non-controlling interest	2,470	2,409
Total equity	1,213	2,218
Total liabilities and stockholders’ equity	$40,179	$35,697

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of September 30, 2021, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.6 billion and $19.3 billion, respectively, including $1.7 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2021 and 2020 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(1,084)	$(463)	$(1,020)	$109
Net income (loss) attributable to non-controlling interest	168	(45)	544	390
Income tax provision (benefit)	(1,860)	(75)	(1,864)	119
Interest expense, net of capitalized interest	364	355	1,088	1,174
Loss on modification or extinguishment of debt	36	171	95	215
Interest rate derivative loss, net	2	—	3	233
Other expense, net	24	129	14	115
Income (loss) from operations	$(2,350)	$72	$(1,140)	$2,355
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	259	233	753	699
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	3,115	140	3,826	(300)
Total non-cash compensation expense	28	26	89	82
Impairment expense and loss on disposal of assets	1	—	—	5
Incremental costs associated with COVID-19 response	—	6	—	68
Consolidated Adjusted EBITDA	$1,053	$477	$3,528	$2,909
(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2021 and forecast amounts for full year 2021 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2021	2021	2021
Net loss attributable to common stockholders	$(1.08)	$(1.02)	$(1.5)	-	$(1.1)
Net income attributable to non-controlling interest	0.17	0.54	0.7	-	0.8
Income tax benefit	(1.86)	(1.86)	(0.4)	-	(0.3)
Interest expense, net of capitalized interest	0.36	1.09	1.5	-	1.5
Depreciation and amortization expense	0.26	0.75	1.0	-	1.0
Other expense, financing costs, and certain non-cash operating expenses	3.21	4.03	3.3	-	3.1
Consolidated Adjusted EBITDA	$1.05	$3.53	$4.6	-	$5.0
Distributions to Cheniere Partners non-controlling interest	(0.17)	(0.49)	(0.6)	-	(0.8)
SPL and Cheniere Partners cash retained and interest expense	(0.32)	(1.10)	(1.5)	-	(1.4)
Cheniere interest expense, income tax and other	(0.18)	(0.46)	(0.7)	-	(0.7)
Cheniere Distributable Cash Flow	$0.39	$1.48	$1.8	-	$2.1
Note: Totals may not sum due to rounding.

Distributable Cash Flow, in 2021 and all prior periods, is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by CCH and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

The following table reconciles our Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the forecast amounts for full year 2022 (in billions):

	Full Year
	2022
Net income attributable to common stockholders	$1.4	-	$1.8
Net income attributable to non-controlling interest	1.0	-	1.2
Income tax provision	0.7	-	0.8
Interest expense, net of capitalized interest	1.5	-	1.5
Depreciation and amortization expense	1.1	-	1.1
Other expense (income), financing costs, and certain non-cash operating expenses	0.1	-	(0.1)
Consolidated Adjusted EBITDA	$5.8	-	$6.3
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(1.4)	-	(1.4)
Maintenance capital expenditures, income tax and other	(0.4)	-	(0.2)
Consolidated Distributable Cash Flow	$4.0	-	$4.7
CQP distributable cash flow attributable to noncontrolling interests	(0.9)	-	(1.1)
Cheniere Distributable Cash Flow	$3.1	-	$3.6
Note: Totals may not sum due to rounding.

Beginning with our 2022 financial guidance, we have adopted a revised definition for Distributable Cash Flow, which aims to more accurately reflect the consolidated distributable cash flow of each of our subsidiaries, including Cheniere Partners. The revised definition reflects the distributable cash flow of Cheniere Partners before the impacts from capital allocation, less amounts attributable to minority interests. There is no change to our run-rate distributable cash flow guidance as a result of this definition change.

Distributable Cash Flow for 2022 and going forward is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on Statements of Stockholders’ Equity. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479

Media Relations
Eben Burnham-Snyder	713-375-5764